FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES THIRD QUARTER
FISCAL 2008 RESULTS
~ Net Sales of $211 million; Net Loss per Share of $0.10 (Excluding Charges) ~
~ Year to Date EPS Increase of 7% to $1.09 per Diluted Share (Excluding Charges) ~

New York, New York (May 1, 2008) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for the third fiscal quarter and nine months ended March 31, 2008.

THIRD QUARTER RESULTS

          Net sales decreased 4.0% to $210.6 million for the three months ended March 31, 2008, from $219.2 million in the comparable period of the prior year. Excluding the favorable impact of foreign currency translation, net sales decreased 5.9%. Net sales results reflect weakness in the consumer and retail environment in North America and in the United Kingdom.

          Net loss for the three months ended March 31, 2008, excluding restructuring charges, was $2.9 million, or $0.10 per share. This compares to net income, excluding restructuring charges, in the same period last year of $3.3 million, or $0.11 per diluted share. On a reported basis, the net loss was $3.8 million, or $0.14 per diluted share, compared to net income of $3.2 million, or $0.11 per diluted share, for the prior year period. In addition, the Company's reported results were negatively impacted by currency hedges established in 2007 when the U.S. dollar was stronger.

          E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "Despite a weak consumer and retail environment, we were still disappointed with our results this quarter. While we were not expecting any improvement in the retail environment this past quarter in North America, we did not anticipate the extent of the negative retail sales trends. The pace of our international business, particularly in the U.K., slowed this past quarter, after delivering 20% growth in the first half of this fiscal year, and was not able to offset these negative trends. That said, we are pleased to end the quarter with a strengthened balance sheet. Inventory was on plan and well controlled, and we generated better than expected cash flow for the period. Cash flow from operations, after adjusting for the Sovereign Sales acquisition in fiscal 2007, has increased by $52 million through our third fiscal quarter, and we used this cash to reduce our credit line and repurchase shares under our share repurchase program."

          Mr. Beattie continued, "For the balance of the year, we remain cautious with respect to our business in North America and the developed markets in Europe. We do expect this softness to be offset somewhat by a solid pipeline of new brands to North American retailers and continued excellent performance in the Asia Pacific region and in our travel retail and developing markets, which now represent over 50% of our international business."

          The Company also announced that it has substantially completed the comprehensive review of its global business processes that it announced and commenced in fiscal 2007 to re-engineer its extended supply chain, logistics and transaction processing systems ("Global Efficiency Engineering"). The inventory reduction initiatives and other programs that have been implemented as part of the Company's Global Efficiency Engineering have been well executed and have so far achieved their targets. As a result, the Company has decided to accelerate the re-engineering of its extended supply chain functions as well as the realignment of other parts of the organization to best support its new business processes.

          In connection with the Global Efficiency Engineering, the Company is migrating to a new enterprise software application, the JD Edwards enterprise software application, to improve key transaction processes and accommodate anticipated growth of its business. This infrastructure investment is expected to simplify the Company's transaction processing by utilizing a common platform to centralize all of its global transaction processing functions.

          In connection with the acceleration of the re-engineering of its extended supply chain functions and the implementation of the Oracle/JD Edwards transaction processing system, the Company is announcing a restructuring plan to be implemented over the next 18 to 24 months. The Company currently estimates that these activities will result in savings of approximately $10.0 million to $12.0 million during fiscal 2009 and approximately $13.0 million to $15.0 million during fiscal 2010. The restructuring and one-time expenses associated with these activities include one-time severance related, relocation, recruiting and temporary staffing expenditures, and are expected to be incurred primarily in fiscal years 2009 and 2010. These expenses are currently estimated to be approximately $12.0 million to $14.0 million before taxes, of which $1.1 million is expected to be recorded in the fourth quarter of fiscal 2008.

NINE MONTH RESULTS

          For the nine months ended March 31, 2008, net sales rose 2.3% to $904.8 million, from $884.8 million for the nine months ended March 31, 2007. Excluding the favorable impact of foreign currency translation, net sales were essentially flat as compared to the prior year period. Net income, excluding restructuring charges, was $31.9 million, or $1.09 per diluted share, versus net income, excluding restructuring charges, of $29.1 million, or $1.02 per diluted share, for the year-ago period. On a reported basis, net income was $30.3 million, or $1.04 per diluted share, compared to $27.7 million, or $0.97 per diluted share, for the prior year period.

OUTLOOK

          For fiscal 2008, excluding the restructuring charges discussed above, the Company now expects earnings per diluted share to be in the range of $1.30 to $1.36, based on an estimated effective tax rate of 25.8%, as compared to the effective tax rate in fiscal 2007 of 16.7%, and its net sales to increase by 1% to 2%. The Company will provide initial guidance for fiscal 2009 when it reports its financial results for fiscal 2008 in August 2008.

          The Company notes that it utilizes foreign currency hedges which are reflected in its results and guidance. The Company's guidance is based on a number of assumptions, including those regarding the current retail environment and consumer confidence levels and continued improvement in operating performance, and excludes any restructuring and severance charges and any impact from the licensing or acquisition of additional brands.

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 10:00 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the "Corporate Info" section on the Company's web site at http://www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until May 30, 2008.

Company Contact:	Marcey Becker, Senior Vice President, Finance (203) 462-5809

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

Elizabeth Arden. Skincare. Color. PREVAGE® Skincare. Fragrances (Red Door, 5th Avenue, green tea, Mediterranean and Provocative Woman).

Fragrance Portfolio. Elizabeth Taylor. Mariah Carey. Britney Spears. Hilary Duff. Danielle Steele. Alberta Ferretti. Alfred Sung. Badgley Mischka. Bob Mackie. GANT. Geoffrey Beene. Halston. Nanette Lepore. Rocawear. Giorgio of Beverly Hills. Daytona 500®. HUMMER®. PS Fine Cologne.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Nine Months Ended

	March 31,	March 31,	March 31,	March 31,
	2008	2007	2008	2007

Net Sales	$210,554	$219,223	$904,786	$884,802
Cost of Sales	119,800	120,744	528,792	529,143

Gross Profit	90,754	98,479	375,994	355,659
Gross Profit Percentage	43.1%	44.9%	41.6%	40.2%

Selling, General and Administrative Expenses	83,004	82,090	294,837	277,696
Depreciation and Amortization	6,298	6,042	18,461	18,740

Total Operating Expenses	89,302	88,132	313,298	296,436

Interest Expense, Net	6,067	6,552	21,821	22,441

(Loss) Income Before Income Taxes	(4,615)	3,795	40,875	36,782
(Benefit from) Provision for Income Taxes	(803)	638	10,538	9,083

Net (Loss) Income	$(3,812)	$3,157	$30,337	$27,699

As reported:

Net (Loss) Income Per Basic Share	$(0.14)	$0.11	$1.08	$1.00
Net (Loss) Income Per Diluted Share	$(0.14)	$0.11	$1.04	$0.97

Basic Shares	27,894	27,455	27,961	27,566
Diluted Shares	27,894	28,754	29,292	28,581

EBITDA (a)	$7,750	$16,389	$81,157	$77,963
EBITDA margin	3.7%	7.5%	9.0%	8.8%

Adjusted to exclude the effect of restructuring charges, net of taxes (b):

Net (Loss) Income	$(2,881)	$3,271	$31,877	$29,058

Net (Loss) Income Per Basic Share	$(0.10)	$0.12	$1.14	$1.05
Net (Loss) Income Per Diluted Share	$(0.10)	$0.11	$1.09	$1.02

EBITDA (a)	$8,878	$16,526	$83,231	$79,768
EBITDA margin	4.2%	7.5%	9.2%	9.0%

(a)    EBITDA is defined as net income plus the provision for income taxes (or net loss less benefit from income taxes), plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income or net (loss) income (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. EBITDA margin represents EBITDA divided by Net Sales.

The following is a reconciliation of net income, as determined in accordance with GAAP, to EBITDA: (For a reconciliation of net income (loss) to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

(In thousands)	Three Months Ended		Nine Months Ended

	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007

Net (loss) income	$(3,812)	$3,157	$30,337	$27,699
Plus:
(Benefit from) provision for income taxes	(803)	638	10,538	9,083
Interest expense, net	6,067	6,552	21,821	22,441
Depreciation and amortization	6,298	6,042	18,461	18,740

EBITDA	7,750	16,389	81,157	77,963
Restructuring charges	1,128	137	2,074	1,805

EBITDA adjusted to exclude restructuring charges	$8,878	$16,526	$83,231	$79,768

(b)   The following table reconciles the calculation of net (loss) income per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to the impact of restructuring charges. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the impact of restructuring charges. The presentation in the table below of the non-GAAP information titled "Net (loss) income per share as adjusted" is not meant to be considered in isolation or as a substitute for net income (loss) or net income (loss) per share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended		Nine Months Ended

	March 31,	March 31,	March 31,	March 31,
	2008	2007	2008	2007

Adjusted to exclude the effect of restructuring charges, net of taxes

Net (loss) income as reported	$(3,812)	$3,157	$30,337	$27,699
Restructuring charges, net of tax	931	114	1,540	1,359

Net (loss) income as adjusted	$(2,881)	$3,271	$31,877	$29,058

Net (loss) income per basic share as reported	$(0.14)	$0.11	$1.08	$1.00
Restructuring charges per share, net of tax	0 .04	0.01	0.06	0.05

Net (loss) income per basic share as adjusted	$(0.10)	$0.12	$1.14	$1.05

Net (loss) income per diluted share as reported	$(0.14)	$0.11	$1.04	$0.97
Restructuring charges per share, net of tax	0.04	--	0.05	0.05

Net (loss) income per diluted share as adjusted	$(0.10)	$0.11	$1.09	$1.02

CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	March 31, 2008	June 30, 2007	March 31, 2007

Cash	$28,392	$30,287	$33,173
Accounts Receivable, Net	222,634	214,972	213,484
Inventories	340,037	380,232	327,184
Property and Equipment, Net	44,566	42,471	38,662
Exclusive Brand Licenses, Trademarks and Intangibles, Net	223,284	224,611	219,084
Total Assets	903,767	939,175	873,978
Short-Term Debt	97,800	97,640	114,840
Current Portion of Long-Term Debt	1,292	1,125	1,125
Current Liabilities	307,488	367,428	318,690
Long-Term Liabilities	254,775	250,820	248,425
Total Debt	322,752	323,295	340,433
Shareholders' Equity	341,504	320,927	306,863
Working Capital	322,621	298,165	290,732

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales and earnings, and the costs, savings and benefits we expect in connection with our restructuring plan. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including but not limited to levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*	our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers;
*

delays in shipments, inventory shortages and higher costs of production due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions, and events that impact consumer confidence and demand, such as economic downturns;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, and political instability in certain regions of the world;

*

our ability to implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, to successfully and cost-effectively integrate acquired businesses or new brands, and to finance our growth strategy and our working capital requirements;

*	our level of indebtedness, debt service obligations and restrictive covenants in our revolving credit facility and the indenture for our 7 3/4% senior subordinated notes;
*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards or critical accounting estimates;

*	success of, and costs associated with, our restructuring plan; and
*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2007.